EXHIBIT 11


                        NORTHWEST NATURAL GAS COMPANY

               Statement Re:  Computation of Per Share Earnings
                    (Thousands, except per share amounts)
                                 (Unaudited)


                                     Three Months       Nine Months
                                        Ended              Ended
                                     September 30,      September 30,
                                   ----------------   ----------------
                                     1994     1993      1994    1993
                                   -------  -------   -------  -------
Earnings (Loss) Applicable to
 Common Stock                      $(4,520) $(5,278)  $15,228  $20,324

     Preference Stock Dividends         37       39       112      118
     Debenture Interest Less Taxes     135      145       404      433
                                   -------  -------   -------  -------
Net Income (Loss) Available for
 Fully-Diluted Common Stock        $(4,348) $(5,094)  $15,744  $20,875
                                   =======  =======   =======  =======


Average Common Shares Outstanding   13,322   13,100    13,267   13,048

     Stock Options                      19       26        19       26
     Convertible Preference Stock      104      109       104      109
     Convertible Debentures            408      438       408      438
                                   -------  -------   -------  -------
Fully-Diluted Common Shares         13,853   13,673    13,798   13,621
                                   =======  =======   =======  =======
Fully-Diluted Earnings (Loss)Per
 Share of Common Stock              $(0.31)* $(0.37)*   $1.14    $1.53
                                    ======   ======     =====    =====


*Anti-dilutive


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.